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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                      ---------------------------------


                                 SCHEDULE 13G

                  UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (Amendment No. )*

                          Encore Medical Corporation
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                               (Name of Issuer)

                                 Common Stock
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                        (Title of Class of Securities)

                                   29256E10
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                                (CUSIP Number)

                                June 30, 2000
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           (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[_] Rule 13d-1(b)
[X] Rule 13d-1(c)
[_] Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the
                 disclosures provided in a prior cover page.

           The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of
          Section 18 of the Securities Exchange Act of 1934 ("Act")
          or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the
                        Act (however, see the Notes).

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CUSIP NO.: 29256E10

1        NAME OF REPORTING PERSONS


                  Medica Holding AG
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2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) (_)
                                                                    (b) (_)
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3        SEC USE ONLY

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4        CITIZENSHIP OR PLACE OF ORGANIZATION
                  Switzerland
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                  5        SOLE VOTING POWER
                           780,362 shares of Common Stock

                  ------------------------------------------------------------
NUMBER OF         6        SHARED VOTING POWER
SHARES                     -0-
BENEFICIALLY      ------------------------------------------------------------
OWNED BY          7        SOLE DISPOSITIVE POWER
EACH                       780,362 shares of Common Stock
REPORTING
PERSON            ------------------------------------------------------------
WITH              8        SHARED DISPOSITIVE POWER
                           -0-
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9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         780,362 shares of Common Stock
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10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                 (_)
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11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         8.6%
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12       TYPE OF REPORTING PERSON
         CO
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13       Check the appropriate box to designate the rule pursuant to which this
         Schedule is filed:

     [_] Rule 13d-1(b)
     [X] Rule 13d-1(c)
     [_] Rule 13d-1(d)


Item 1.

         (a) Name of Issuer:   Encore Medical Corporation
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         (b) Address of Issuer's Principal Executive Offices:
             -----------------------------------------------------------------

                  9800 Metric Blvd.
                  Austin, Texas  78758

Item 2.

         (a) Name of Person Filing:   Medica Holding AG
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         (b) Address of Principal Business Office:
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                  Erlenstrasse 46
                  CH - 6343 Rotkreuz, Switzerland

         (c) Citizenship:    Switzerland
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         (d) Title of Class of Securities:  Common Stock
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         (e) CUSIP Number: 29256E10
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Item 3.  Not Applicable.
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Item 4.  Ownership
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         (a) Amount Beneficially Owned:     780,362 shares of Common Stock

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         ---------------------------------------------------------------------

         (b) Percent of Class:     8.6%

         (c) Number of shares as to which such person has:
             -----------------------------------------------------------------

             (i) sole power to vote or to direct the vote 780,362 shares of Common Stock
                   -----------------------------------------------------------

             (ii)  shared power to vote or to direct the vote  -0-
                   -----------------------------------------------------------

             (iii) sole power to dispose or to direct the

                   disposition of 780,362 shares of Common Stock
                   -----------------------------------------------------------

             (iv)  shared power to dispose or to direct the

                   disposition of        -0-
                   -----------------------------------------------------------

Item 5.  Ownership of Five Percent or Less of a Class
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         Not Applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person
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         Not Applicable.



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Item 7.  Identification and Classification of the Subsidiary Which Acquired
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         the Security Being Reported on By the Parent Holding Company
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         Not Applicable.

Item 8.  Identification and Classification of Members of the Group
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         Not Applicable.

Item 9.  Notice of Dissolution of a Group
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         Not Applicable.

Item 10. Certification
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     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                   [Remainder of page intentionally blank]


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                                  SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    February 9th, 2001


                                    Medica Holding AG


                                    By:    /s/ Thomas Gerber
                                           ------------------------------
                                           Name:  Thomas Gerber
                                           Title:  Chief Financial Officer


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